Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Laura J. Wakeley
	Office:	717-291-2616

Fulton Financial Announces Pricing of

$150 million Subordinated Notes Offering

(June 8, 2015) – Lancaster, PA – Fulton Financial Corporation (NASDAQ: FULT) today announced the pricing of its previously announced public offering of $150 million aggregate principal amount of its 4.50% Subordinated Notes due 2024 (CUSIP No. 360271 AJ9) (the “Subordinated Notes”) in a reopening of its existing series of such notes. The price to the purchasers was 99.708% of the principal amount of the Subordinated Notes representing a yield-to-maturity of 4.538%. The Subordinated Notes, which will not be redeemable prior to their maturity, are intended to qualify as Tier 2 capital for regulatory purposes. The offering is expected to close on June 11, 2015, subject to the satisfaction of customary closing conditions.

Sandler O’Neill + Partners, L.P. and Keefe, Bruyette & Woods, Inc. are acting as the joint book-running managers for the offering.

Fulton Financial estimates that the net proceeds of the offering will be approximately $147.9 million (excluding accrued interest from May 15, 2015 which is payable by the purchasers), after deducting underwriting discounts, commission and estimated transaction expenses payable by the company. Fulton Financial intends to use the net proceeds of this offering to fund the anticipated redemption of its 6.29% Junior Subordinated Deferrable Interest Debt Securities due 2036 (the “Junior Subordinated Debentures”) in accordance with their terms.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement or the shelf registration statement or prospectus relating thereto.

The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Fulton Financial has filed a registration statement (File No. 333-197730) and a preliminary prospectus supplement to the prospectus contained in the registration statement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates and will file a final prospectus supplement relating to the offering. Prospective investors should read the prospectus supplement and base prospectus in that registration statement and other documents Fulton Financial has filed or will file with the SEC for more complete information about Fulton Financial and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Printed copies of the final prospectus supplement, when available, and the accompanying base prospectus may be obtained by contacting Sandler O’Neill + Partners, L.P., Attention: Prospectus Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, telephone: 1-866-805-4128 or email: syndicate@sandleroneill.com; or Keefe, Bruyette & Woods, Inc., Attention: Debt Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559.

About Fulton Financial

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following subsidiaries, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.

Fulton Financial’s investment management and trust services are offered at all of its subsidiary banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all of Fulton Financial’s subsidiary banks under the Fulton Mortgage Company brand.

Forward-Looking Statements

Statements made in this press release regarding the proposed offering of the Subordinated Notes and the anticipated redemption of the Junior Subordinated Debentures are forward-looking statements. Fulton Financial may be unable to sell the Subordinated Notes and may be unable to redeem the Junior Subordinated Debentures. Risks and other factors that could cause the offering not to be completed, or to be completed with different terms, include market conditions and volatility in the market price of Fulton Financial’s publicly traded securities, as well as other risks listed from time to time in Fulton Financial’s filings with the SEC, including but not limited to, Fulton Financial’s annual and quarterly reports. Fulton Financial has no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

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